                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934

[X]  Filed by the Registrant

      Filed by a Party other than the Registrant

      Check the appropriate box:

             Preliminary Proxy Statement

             Confidential, for Use of the Commission Only (as permitted by Rule 14a-7(e)(2))

[X]          Definitive Proxy Statement

             Definitive Additional Materials

             Soliciting Material Pursuant to (section) 240.14a-11(c) or (section) 240.14a-12


                               Bernard Chaus, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]      No fee required

         Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

         1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

         2)       Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

         4)       Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

         5)       Total fee paid:
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

( Fee paid previously with preliminary materials.

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)       Amount Previously Paid:

2)       Form, Schedule or Registration Statement No.:

3)       Filing Party:

4)       Date Filed:

                               BERNARD CHAUS, INC.
                    ----------------------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                    ----------------------------------------


         The Annual Meeting of Stockholders of Bernard Chaus, Inc., a New York corporation (the "Company"), will be held on November 17, 1999 at 10:30 a.m. at Rihga Royal Hotel, 151 West 54th Street, New York, New York, Broadway Room, mezzanine level, for the following purposes:

               1. To elect six directors of the Company to serve until the next Annual Meeting of Stockholders and until their respective successors have been elected and qualified.

               2. To ratify the appointment of Deloitte & Touche LLP as auditors of the Company to serve for the fiscal year ending June 30, 2000.

               3. To transact such other business as may properly come before the meeting or any adjournments thereof.

         Stockholders of record at the close of business on October 4, 1999 are entitled to notice of and will be entitled to vote at the meeting.

         YOU ARE REQUESTED TO FILL IN, DATE AND SIGN THE ENCLOSED PROXY, WHICH IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY, AND TO MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE.

                       By Order of the Board of Directors,

                                 Stuart S. Levy
                                 Secretary

New York, New York
October 22, 1999



================================================================================
IMPORTANT: Please sign, date and return your proxy card in the self-addressed, stamped envelope enclosed for your convenience. No postage is required if mailed within the United States.
================================================================================

                              BERNARD CHAUS, INC.
                    ----------------------------------------

               PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
                                NOVEMBER 17, 1999

         This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Bernard Chaus, Inc., a New York corporation (the "Company"), to be used at the Annual Meeting of Stockholders which will be held on November 17, 1999 at 10:30 a.m. at the Rihga Royal Hotel, 151 West 54th Street, New York, New York, Broadway Room, mezzanine level, and any adjournments or postponements thereof.

         Stockholders who execute proxies retain the right to revoke them at any time by notice in writing to the Secretary of the Company or by revocation in person at the meeting; unless so revoked, the shares represented by proxies will be voted at the meeting in accordance with the directions given therein. If no directions are given, proxies will be voted (i) FOR the election of the nominees named below under the caption "Election of Directors-Nominees for Election",
(ii) FOR the ratification of the appointment of Deloitte & Touche LLP as auditors for the Company's fiscal year ending June 30, 2000, and (iii) in the discretion of the proxies named on the proxy card with respect to such other business as may properly come before the meeting and any adjournments or postponements thereof.

         The principal executive offices of the Company are located at 1410 Broadway, New York, New York 10018. The approximate date on which this Proxy Statement and the enclosed form of proxy were first sent or given to stockholders was October 22, 1999.

           Stockholders of record at the close of business on October 4, 1999 are entitled to notice of and will be entitled to vote at the meeting. On October 4, 1999, there were outstanding 27,115,907 shares of common stock, $.01 par value ("Common Stock"), of the Company. Each share of Common Stock is entitled to one vote.

                                VOTING PROCEDURES

         Under the New York Business Corporation Law (the "BCL") and the Company's By-Laws, the presence, in person or by proxy, of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum of the stockholders to take action at the Annual Meeting. Abstentions and broker non-votes are counted as shares present in the determination of whether the shares of Common Stock represented at the Annual Meeting constitute a quorum. Once a quorum of the stockholders is established, under the BCL and the Company's By-Laws, the directors standing for election must be elected by a plurality of the votes cast. Any other action to be taken must be approved by a majority of the votes cast. For voting purposes, abstentions and broker non-votes will not be counted in determining whether the directors standing for election have been elected or whether any other action has been approved.


         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table represents information with respect to the persons who are known to the Company to be the beneficial owners of more than five percent of the Common Stock of the Company as of September 30, 1999.

                                                         AMOUNT
                 NAME AND ADDRESS OF                  BENEFICIALLY  PERCENT
                  BENEFICIAL OWNER                       OWNED      OF CLASS
                  ----------------                       -----      --------

Josephine Chaus (1)...............................    18,848,415(2)  69.5%
1410 Broadway
New York, NY  10018


-----------

(1) All shares listed are owned of record and beneficially, with sole investment and voting power, except that, with respect to 72,936 shares included in such amount, Josephine Chaus shares power to vote and dispose of such shares with Daniel Rosenbloom which are held by them as co-trustees for her children.

(2) Because of her stock ownership and positions with the Company, Josephine Chaus may be deemed a control person of the Company.

The following table presents information as of September 30, 1999 with respect to the number of shares of Common Stock beneficially owned by each of the current directors of the Company and each Named Executive Officer (as defined herein), other than Josephine Chaus whose ownership is shown in the table above, and all of the directors and executive officers of the Company as a group. The information below stating amounts beneficially owned and percent of class owned includes options exercisable within 60 days of September 30, 1999.

                                            AMOUNT BENEFICIALLY  PERCENT
                        NAME                     OWNED(1)        OF CLASS
                        ----                     --------        --------
DIRECTORS:

Philip G. Barach (2)                               8,987            *

Nicholas DiPaolo (3)                              20,000            *

Terri Kabachnick (4)                               2,700            *

S. Lee Kling (5)                                  19,415            *

Harvey M. Krueger (6)                             17,243            *

NAMED EXECUTIVE OFFICERS:

Stuart S. Levy (7)                                10,000            *

All directors and executive officers as a     18,926,760 (8)    69.8% (8)
group (7 persons)

-----------------------
* Less than one percent.

(1) Except as otherwise indicated below, the persons listed have advised the Company that they have sole voting and investment power with respect to the securities listed as owned by them.

(2) Includes options to purchase 4,750 shares of Common Stock granted under the Bernard Chaus, Inc. 1998 Stock Option Plan (the "Stock Option Plan"). Excludes options to purchase 16,250 shares of Common Stock granted under the Stock Option Plan.

3) Excludes options to purchase 5,000 shares of Common Stock granted under the Stock Option Plan. Excludes 5,000 shares of Common Stock owned by his wife, as to which shares Mr. DiPaolo disclaims beneficial ownership.

4) Includes options to purchase 2,200 shares of Common Stock granted under the Stock Option Plan. Excludes options to purchase 5,000 shares of Common Stock granted under the Stock Option Plan.

(5) Includes options to purchase 5,750 shares of Common Stock granted under the Stock Option Plan. Excludes options to purchase 16,250 shares of Common Stock granted under the Stock Option Plan.

(6) Includes options to purchase 8,750 shares of Common Stock granted under the Stock Option Plan. Excludes options to purchase 16,250 shares of Common Stock granted under the Stock Option Plan


(7) Includes options to purchase 10,000 shares of Common Stock granted under the Stock Option Plan. Excludes options to purchase 130,000 shares of Common Stock granted under the Stock Option Plan.

(8) Includes beneficial ownership of Josephine Chaus; also includes options to purchase an aggregate of 31,450 shares of Common Stock granted under the Stock Option Plan.

                              ELECTION OF DIRECTORS


NOMINEES FOR ELECTION

     Six directors will be elected at the meeting to serve until the next annual meeting of stockholders and until their respective successors have been elected and qualified.

     EACH PROXY RECEIVED WILL BE VOTED FOR THE ELECTION OF THE NOMINEES NAMED BELOW UNLESS OTHERWISE SPECIFIED IN THE PROXY. Josephine Chaus possesses the power to vote more than 50% of the outstanding shares of the Common Stock. Accordingly, the affirmative vote of Josephine Chaus is sufficient to approve the election of these nominees. Josephine Chaus has advised the Company that she intends to vote all of her shares in favor of such election.

     At this time, the Board of Directors of the Company knows of no reason why any nominee might be unable to serve. Except as indicated below, there are no arrangements or understandings between any director and any other person pursuant to which such person was selected as a director or nominee.

     The following table sets forth certain information with respect to the nominees for director:


NAME OF NOMINEE                    AGE               DIRECTOR SINCE
---------------                    ---               --------------

Josephine Chaus                    48                1977
Nicholas DiPaolo                   58                1999
Terri Kabachnick                   50                1999
S. Lee Kling                       70                1989
Harvey M. Krueger                  70                1992
Philip G. Barach                   69                1993


     Josephine Chaus has been an employee of the Company in various capacities since its inception. She has been a director of the Company since 1977, and Chief Executive Officer from 1991 through September 1994, and from December 1998 until present. In addition, she served as President from 1980 to February 1993, and served as member of the Office of the Chairman from September 1994 until it was eliminated in December 1998.

     S. Lee Kling was elected a director of the Company on February 22, 1989. He has served since 1991 as Chairman of the Board of Kling Rechter & Company, a merchant banking company which works in partnership with First Chicago Equity Capital Corp., and serves as Vice Chairman of Willis Corroon Corp. of Missouri ("Willis Corroon"). See "Certain Transactions." Mr. Kling served as Chairman of the Board of Landmark Bancshares Corporation, a bank holding company in St. Louis, Missouri ("Landmark"), until December 1991 when the company merged with Magna Group, Inc. He had served in such capacity with Landmark since 1974 and had also served as Chief Executive Officer of Landmark from 1974 through October 1990 except for the period from May 1978 to January 1979 when he served as Assistant Special Counselor on Inflation for the White House and Deputy for Ambassador Robert S.

Strauss. Mr._Kling serves on the Boards of Directors of Falcon Products, Co., a furniture and fixtures manufacturer; Top Air Manufacturing Inc., a manufacturer of agricultural equipment; National Beverage Corp., a beverage manufacturer; Electro Rent Corporation, an electronic equipment rental company; Union Planters Corp., a bank holding company, all of which are public companies.

     Harvey M. Krueger was appointed a director of the Company on January 2, 1992. He has been Vice Chairman of Lehman Brothers, Inc. ("Lehman Brothers"), an investment banking firm, since 1997. From May 1984 to 1996, he was a Senior Managing Director of Lehman Brothers. From December 1977 to May 1984, he was Managing Director of Lehman Brothers Kuhn Loeb, Inc. From 1965 to 1977, he was a Partner of Kuhn Loeb & Co. and in 1977, he served as President and Chief Executive Officer of Kuhn Loeb & Co. Mr. Krueger currently serves as a director of Automatic Data Processing Inc., a provider of payroll and related employer services; International Telecommunication Data Systems, Inc., a provider of transactional services to telecommunications providers; R.G. Barry, a manufacturer of thermal comfort products; and Delta Galil Industries Ltd., a manufacturer of boutique-quality apparel.

     Philip G. Barach was appointed a director of the Company on November 26, 1993. He was, from July 1968 to March 1990, the Chief Executive Officer of U.S. Shoe Corp., a shoe manufacturer. In addition, Mr. Barach served as Chairman of the Board of Directors of U.S. Shoe Corp. from March 1990 to March 1993. Mr. Barach currently serves as a director of Syms Corp., an off-price apparel retailer; Union Central Life Insurance Company, an insurance carrier; Glimcher Real Estate Investment Trust, a real estate company; and R.G. Barry, a manufacturer of thermal comfort products, all of which are public companies.

     Nicholas DiPaolo was elected a director of the Company on February 11, 1999 Mr. DiPaolo currently serves as a consultant to the apparel industry and as a private investor. From 1991 through May 1997, he served as Chairman, President and Chief Executive Officer of Salant Corporation, a diversified apparel company ("Salant"). In addition, Mr. DiPaolo served as President and Chief Operating Officer of Salant from 1988 through 1991. Prior to 1998, he held executive positions with a number of apparel and related companies, including Manhattan Industries, a menswear company, and The Villager, a women's sportswear company. Mr. DiPaolo currently serves as a director of JPS Industries Inc., a publicly traded manufacturer of specialty extruded and woven materials.

     Terri Kabachnick was elected a director of the Company on February 11, 1999. She is a retail consultant with 25 years of industry experience. Her firm, Terri Kabachnick & Company, was founded in 1981 and specializes in retail communications and productivity, serving an international client base that includes some of the industry's most successful companies.

     During fiscal 1999 until May 19, 1999, the members of the Audit and Compensation Committees were Philip G. Barach, S. Lee Kling and Harvey M. Krueger. On May 20, 1999, the committees were reconstructed as follows: S. Lee Kling, Nicholas DiPaolo and Harvey M. Krueger were named as members of the Audit Committee; and Philip G. Barach, Terri Kabachnick and S. Lee Kling were named as members of the Compensation Committee. The Company does not have a standing Nominating Committee.

     The Compensation Committee is charged by the Board of Directors with administering, reviewing and recommending changes in the Company's incentive compensation plans for its executives and submitting such plans to the Board of Directors for approval, allocating bonuses, determining the individuals to whom stock options are to be granted, the number of shares subject to grant and the terms of such operations, and recommending to the Board of Directors any changes in the compensation of any employee of the Company whose annual compensation exceeds $150,000. The Compensation Committee met on four occasions during fiscal 1999.

     The Audit Committee has such powers as may be assigned to it by the Board of Directors from time to time and is charged with recommending annually to the Board of Directors the independent auditors to be retained by the Company, reviewing the audit plan with the auditors, reviewing the results of the audit with the officers of the Company and its auditors and reviewing with the officers and internal auditors of the Company the scope and nature of the Company's internal auditing system. The Audit Committee met on four occasions during fiscal 1999.

     During fiscal 1999, the Board of Directors of the Company met on four occasions. While serving as a director, each of the directors attended at least 75% of the meetings of the Board of Directors and of the meetings held by all committees of the Board on which he or she served during fiscal 1999.

COMPLIANCE WITH SECTION 16(A) OF SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors and executive officers and persons who own beneficially more than ten percent of the Common Stock of the Company to file with the Securities and Exchange Commission initial reports of beneficial ownership and reports of changes in beneficial ownership of the Common Stock. Officers, directors and persons owning more than ten percent of the Common Stock of the Company are required to furnish the Company with copies of all such reports. To the Company's knowledge, based solely on a review of copies of such reports furnished to the Company, the Company believes that during fiscal 1999, all Section 16(a) filing requirements applicable to its officers, directors and persons owning beneficially more than ten percent of the Common Stock of the Company were complied with.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth all cash compensation paid or accrued by the Company for fiscal 1999, fiscal 1998 and fiscal 1997 with respect to (a) Josephine Chaus, a member of the Office of the Chairman, and (b) the other most highly compensated executive officers of the Company whose compensation exceeded $100,000 (collectively, the "Named Executive Officers"), for services rendered by such persons in all capacities to the Company.


                                                         ANNUAL                                        LONG TERM
                                                      COMPENSATION                                    COMPENSATION
                                         ----------------------------------------     ----------------------------------------
                                                                                            NUMBER OF
                                                                                           SECURITIES
NAME AND PRINCIPAL POSITION                                                                UNDERLYING           ALL OTHER
HELD DURING FISCAL 1999                  YEAR            SALARY             BONUS            OPTIONS          COMPENSATION (4)
----------------------------             ----            ------             -----            -------          ----------------
Andrew Grossman (1)
    Chief Executive Officer and         1999             $  875,000      $271,125              --                  --
    Member, Office of the Chairman      1998             $1,000,000      $215,550           1,375,137              --
                                        1997             $1,000,000         --                 --                  --

Josephine Chaus

    Chairwoman of the Board and         1999             $   525,000        --                 --                  --
    Member, Office of the Chairman      1998             $   390,000        --                 --                  --
                                        1997             $   390,000        --                 --                  --

Stuart S. Levy

    Chief Financial Officer and
      Secretary                         1999             $   245,770(2)   $50,000             140,000              --

Barton Heminover

    Vice President - Corporate          1999             $   151,462      $ 5,000              --                  --
    Controller and Assistant
      Secretary                         1998             $   135,000        --                 46,408(3)           --
                                        1997             $   129,808        --                  3,000              --


(1) Mr. Grossman's employment with the Company was terminated on December 21, 1998. The Company is currently involved in an arbitration proceeding with respect to certain amounts accrued (but not paid) by the Company and included in the table above. See "Employment Arrangements - Andrew Grossman".

(2) Annual compensation represents prorated compensation from date of hire on September 8, 1998.

(3) Includes options to purchase 3,000 shares of Common Stock issued upon cancellation of options to purchase 3,000 shares of Common Stock granted during fiscal 1997.

(4) Theamounts in this column include the aggregate value of certain personal benefits to a named executive officer only where such value is greater than the lesser of either $50,000 or 10% of such executive's salary and bonus for the fiscal year.

OPTION GRANTS TABLE

     The following table sets forth information with respect to the Named Executive Officers concerning the grant of stock options during fiscal 1999. The Company did not have during such fiscal year, and currently does not have, any plans providing for the grant of stock appreciation rights.


                                                                                          Potential Realizable Value at
                                                                                             Assumed Annual Rates of
                                                                                          Stock Price Appreciation for
                                               Individual Grants                                 Option Term(2)
                             ----------------------------------------------            -----------------------------------
                             Securities         % of Total
                             Underlying          Options
                               Options           Granted to       Exercise
                              Granted          Employees in       or Base        Expiration
Name                           (#)(1)          Fiscal Year         Price            Date               5%                 10%
----                         ----------        -------------      --------       ----------         ----------         -----------
Andrew Grossman                 --                 --               --               --                --                 --

Josephine Chaus                 --                 --               --               --                --                 --

Stuart S. Levy                140,000             18.1%            $2.34             (3)             $205,963           $521,951

Barton Heminover                --                 --               --               --                --                 --



(1)      All options were granted under the Stock Option Plan.

(2) Potential pre-tax realizable value is based on the assumption that the stock appreciates from the market value on the date of grant at the annual rates of appreciation shown on the table over the option term (ten years). This is a theoretical value. The actual realized value depends upon the market value of the Company's stock at the exercise date.

(3) Options to purchase 40,000 shares of Common Stock expire on September 8, 2008; options to purchase 100,000 shares of Common Stock expire on February 11, 2009.

AGGREGATED OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUE TABLE


     The following table provides information with respect to the exercise of stock options during fiscal 1999 by the Named Executive Officers and the value of unexercised options at fiscal year end.

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUES


                                                         Number of            Number of            Value of            Value of
                                                        Securities           Securities          Unexercised          Unexercised
                                                        Underlying           Underlying          In-the-Money        In-the-Money
                                                        Unexercised          Unexercised          Options at          Options at
                                                        Options at           Options at            June 30,            June 30,
                         Shares                        June 30, 1999        June 30, 1999          1999(1)              1999(1)
                        Acquired         Value          -----------         -------------        -----------         -------------
          Name        on Exercise       Realized        Exercisable         Unexercisable        Exercisable         Unexercisable
          ----        -----------       --------        -----------         -------------        -----------         -------------
Andrew Grossman           --              --                --                   --                  --                   --

Josephine Chaus           --              --                --                   --                  --                   --

Stuart S. Levy            --              --              10,000               130,000               $630               $83,190

Barton Heminover          --              --                750                45,658                --                   --

(1) The value is based on the excess of the market price of the Company's Common Stock at the end of fiscal 1999 over the option price of the unexercised options.


EMPLOYMENT ARRANGEMENTS

     Andrew Grossman. On September 1, 1994, the Company entered into a five-year employment agreement with Andrew Grossman, Chief Executive Officer and Member of the Office of the Chairman of the Company, with an option to extend the term of Mr. Grossman's agreement for an additional five years. On September 13, 1995, the Company exercised the option to extend his employment agreement. As of January 1, 1998, the Company amended the employment agreement. Under the amended employment agreement, the term of the agreement was modified to extend through September 1, 2000, and the Company was provided with an election to extend the term to September 1, 2004 by giving notice to Mr. Grossman on or before March 1, 2000. On December 21, 1998 the employment agreement with Andrew Grossman was terminated by the Company.

     In connection with the termination, the Company became obligated to pay Mr. Grossman up to $1.66 million over a period of 20 months in consideration of Mr. Grossman's agreement not to compete for twelve months. In addition, the Company became obligated to make bonus payments in an amount equal to 2 1/2 % of net profits for fiscal years 1999 and 2000, and the pro rated portion of fiscal year 2001 (i.e. 1/6 of such year). The Company continued such payments until April 1999 when Mr. Grossman commenced employment with another women's apparel company. By Demand for Arbitration filed on June 9, 1999, Mr. Grossman commenced an arbitration before the American Arbitration Association in New York alleging breach of his employment contract. Specifically, Mr. Grossman seeks severance and non-competition payments for the period from April 1, 1999 through September 1, 2000, and his costs, in an amount allegedly in excess of $1 million. The Company has served an answer dated July 2, 1999 that denies Mr. Grossman's claims on the grounds that (i) he is not entitled to any further severance and non-competition payments, because, among other things, he is now chief operating officer of another women's apparel company; and (ii) even if any such severance and non-competition payments were due, they are subject to set-off by Mr. Grossman's post-severance salary and bonuses. The parties have each appointed an arbitrator and the process of selecting a third, neutral arbitrator is nearly complete. The Company believes that its defenses are meritorious and intends to vigorously defend this action.

     Josephine Chaus. The Company's employment agreement with Josephine Chaus, Chairwoman of the Board, commenced on July 1, 1992 and expired on June 30, 1994. Since such date, she has been employed without a written agreement. Ms. Chaus' annual base salary was $525,000 for fiscal 1999.

     Stuart S. Levy. On July 22, 1998, the Company entered into a employment letter agreement with Stuart S. Levy, Chief Financial Officer and Secretary of the Company. Under the employment letter agreement, Mr. Levy receives an annual salary of $300,000 and is entitled to an annual bonus in the sole discretion of the Board of Directors. In addition, in connection with the execution of Mr. Levy's employment letter agreement, Mr. Levy was granted options, effective September 8, 1998, to purchase an aggregate of 40,000 shares of Common Stock. The options were granted at an exercise price of $2.58 per share and vest at a rate of 25% per year, commencing on September 8, 1999.

     On February 23, 1999, the Company entered into a supplemental employment letter agreement with Mr. Levy. Under the supplemental letter agreement, Mr. Levy is entitled to a portion of a bonus pool, with a minimum bonus of $50,000, containing 5% of the Company's net income for each of fiscal 1999 and fiscal 2000. To be eligible for fiscal 1999 and fiscal 2000 bonuses, Mr. Levy must be employed by the Company on June 30, 1999 and June 30, 2000, respectively. Mr. Levy was awarded a bonus of $50,000 for fiscal 1999. In addition, in connection with the execution of Mr. Levy's supplemental employment letter agreement, Mr. Levy was granted options to purchase an aggregate of 100,000 shares of Common Stock. The options were granted at an exercise price of $2.125 per share and vest in full on June 30, 2000.

     If the employment letter agreement is terminated by the Company other than for cause (including a termination resulting from a change in control), the Company is required to pay Mr. Levy his annual salary for a one-year period. Such obligation will be terminated upon Mr. Levy's acceptance of a position as an employee or consultant with another entity.


STOCK OPTION PLAN

     The Company has in effect the Stock Option Plan. As of June 30, 1999, options to purchase an aggregate of 1,834,338 shares had been granted and were outstanding under the Stock Option Plan at a weighted average exercise price of $2.73 per share. All options granted during the past three fiscal years were granted at an exercise price at least equal to the market price of the Common Stock on the date of the grant of such options. On October 4, 1999, the closing sales price of the Common Stock on the New York Stock Exchange was $2.625. For a description of options owned by the Named Executive Officers as of June 30, 1999 and options received by such Named Executive Officers during the fiscal year ended June 30, 1999, see "Executive Compensation" above. As of June 30, 1999, the current executive officers as a group had received options to purchase an aggregate of 140,000 shares pursuant to the Stock Option Plan, and the current non-employee directors as a group had received options to purchase 80,200 shares pursuant to the Stock Option Plan.

                             DIRECTORS' COMPENSATION

     During fiscal 1999, directors who were not employees of the Company received an annual fee of $20,000 for serving on the Board of Directors, plus a cash fee of $1,500 per meeting day.

     In addition, directors are paid a per diem advisory fee of $2100 for special projects assigned by the Board of Directors.

     On February 11, 1998, each nonemployee director serving on such date was granted an option to purchase 10,000 shares of Common Stock with an exercise price of $3.11 per share, exercisable up to 25% on each of the first four anniversaries after the grant. In addition, pursuant to the Stock Option Plan, each non-employee director is granted options to purchase 5,000 shares of Common Stock annually on July 1 based on the market price of the Common Stock on the date of grant, exercisable up to 25% on each of the first four anniversaries after the grant.

     The Company has purchased and will maintain a $50,000 term life insurance policy on behalf of each director with the benefits to be paid to each director's designated beneficiary.


                        COMPENSATION COMMITTEE INTERLOCKS

     Philip Barach, Terri Kabachnick, S. Lee Kling and Harvey M. Krueger served as members of the Compensation Committee during all of a portion of fiscal 1999. Mr. Krueger is a Senior Managing Director of Lehman Brothers, which provided certain advisory services to the Company during fiscal 1998 for which it received fees aggregating $250,000 in fiscal 1998. In addition, Lehman Brothers served as managing underwriter to the Company in connection with an underwritten public offering of 575,000 shares of Common Stock (including 75,000 shares of Common Stock to cover over-allotments), which public offering was consummated in November 1995. Mr. Kling serves as Vice Chairman of an insurance broker, Willis Corroon, from which the Company obtains various insurance policies (i.e., travel, directors and officers liability, and life insurance). A son of Mr. Kling is also employed by Willis Corroon. The total aggregate premium payments paid to Willis Corroon in respect of such insurance during fiscal 1999 were approximately $242,000. Mr. Barach and Ms. Kabachnick are directors of the Company who provided advisory consulting services during fiscal 1999 and were paid $11,550 and $4,200, respectively.

                          COMPENSATION COMMITTEE REPORT


     Committee. The Compensation Committee establishes and reviews the Company's arrangements and programs for compensating its executive officers, including the Named Executive Officers. The Compensation Committee is composed of Philip Barach, Terri Kabachnick and S. Lee Kling, none of whom are either officers or employees of the Company.

     Background, Objectives and Philosophy. The Compensation Committee's objective is to establish an overall compensation program that rewards executives as the Company's net income reaches certain targeted levels and, through the grant of options, as the market price of the Company's Common Stock increases.

     The Compensation Committee believes that there are three principal components which should be included in a compensation program:

     1)  base salary;

     2)  annual cash incentives; and

     3   stock option incentives.

     Under this approach, the attainment of yearly earnings and other short-term targets is compensated through yearly bonuses under an Incentive Award Plan (the "Incentive Award Plan") and long-term performance of the Company is rewarded through the grant of stock options pursuant to the Stock Option Plan. Unless otherwise provided by the Compensation Committee at the time an option is granted, options granted under the Stock Option Plan vest ratably over a four-year period. This approach is consistent with the Compensation Committee's view that incentive programs should be based upon performance and that awards of stock options should ally the economic interests of the Company's officers and other key employees with those of the Company's stockholders.

     Compensation Program Components.

     Base Salary. Base salaries are set at levels that are competitive within the apparel industry. An annual salary adjustment within each applicable position/salary level is determined by evaluating the performance of the individual, including the achievement of numerate and non-numerate objectives, in the context of the financial results of the Company.

     Annual Cash Incentives. Cash incentive awards are based on performance as measured by the Company's net income. The Compensation Committee believes that net income is an appropriate measure of performance because it promotes the achievement of corporate-wide goals. The Company has in effect the Incentive Award Plan in which key employees, other than Josephine Chaus, are eligible to participate. Generally, the Compensation Committee establishes corporate-wide objectives for net earnings each year, the attainment of which serve as the basis for computing annual bonuses. No earnings targets were fixed for fiscal 1999. In the past, individual bonuses for key employees under the Incentive Award Plan have been recommended by management to the Compensation Committee which, in turn, makes the final determination. A portion of each executive's bonus has also been dependent on the achievement of written numerate objectives, which are jointly established in advance by each such executive and the Chief Executive Officer. The Compensation Committee may determine to establish earnings targets for future fiscal years.

     At a meeting of the Compensation Committee held on February 11, 1999, the Compensation Committee determined that, in the wake of Andrew Grossman's departure, it would be desirable to solidify the employment relationships and consider option grants and a bonus formula for certain key personnel of the Company, including Stuart S. Levy but excluding Josephine Chaus. The Compensation Committee approved the institution of a bonus pool, with a minimum aggregate bonus of $200,000, equal to 5% of the Company's net income for each of the fiscal years ended June 30, 1999 and June 30, 2000 for certain key personnel. To be eligible for fiscal 1999 and fiscal 2000 bonuses, Mr. Levy must be employed by the Company on June 30, 1999 and June 30, 2000, respectively. Mr. Levy was awarded a bonus in the amount of $50,000 for fiscal 1999.

Stock Option Plan. The Compensation Committee believes that the use of stock options as the principal basis for creating long-term incentives satisfies the objective of aligning the interests of executive management with those of the Company's stockholders. The Company has in effect the Stock Option Plan pursuant to which the Compensation Committee may grant executives, other than Josephine Chaus, options to purchase Common Stock of the Company. The Company utilizes vesting periods to encourage key executives to continue in the employ of the Company. Unless otherwise provided by the Compensation Committee at the time an option is granted, options granted under the Stock Option Plan vest ratably over a four-year period. Levels of participation in the Stock Option Plan generally vary on the basis of the recipient's position in the Company. In connection with the Company's restructuring program, as an incentive to employees, the Company offered all employees holding options the right to exchange such options for new options at a lower exercise price.

At a meeting of the Compensation Committee held on February 11, 1999, the Compensation Committee determined that, in the wake of Andrew Grossman's departure, it would be desirable to solidify the employment relationships and consider option grants and a bonus formula for certain key personnel of the Company, including Stuart S. Levy but excluding Josephine Chaus. The Compensation Committee granted certain key personnel options to purchase an aggregate of 700,000 shares of Common Stock, of which Mr. Levy was granted options to purchase 100,000 shares of Common Stock. The options were granted at an exercise price of $2.125 per share and vest in full on June 30, 2000.

Compensation of the Chief Executive Officer. Josephine Chaus has served as Chief Executive Officer of the Company from 1991 through September 1994 and from December 1998 until present. She served as member of the Office of the Chairman of the Company from September 1994 until December 1998 when the position was eliminated. As Josephine Chaus is a controlling stockholder of the Company, the Compensation Committee did not believe there was a need for bonus compensation or stock incentives. As a result, Josephine Chaus did not participate in the Company's bonus program or the Stock Option Plan. For fiscal 1999, Ms. Chaus's annual salary was $525,000 and her salary was not increased upon Mr. Grossman's termination. The Compensation Committee took into account cash compensation levels for chief executive officers of similarly situated companies and the successful operations of the Company during fiscal 1998. Andrew Grossman served as Chief Executive Officer from September 1994 through December 1998. Mr. Grossman's salary was $1,000,000 per year.



                                             COMPENSATION COMMITTEE
                                             Philip Barach
                                             Terri Kabachnick
                                             S. Lee Kling

PERFORMANCE GRAPH

The following Performance Graph compares the total cumulative return (assuming dividends are reinvested) on the Company's Common Stock during the five fiscal years ended June 30, 1999 with the cumulative return on the Standard & Poor's 500 Index and the Standard & Poor's Textiles (Apparel) Index, assuming investment of $100 in each of the above at their closing stock prices on June 30, 1994.


     [THE NARRATIVE AND/OR TABULAR INFORMATION BELOW IS A FAIR AND ACCURATE DESCRXIPTION OF GRAPHIC OR IMAGE MATERIAL OMITTED FOR THE PURPOSE OF EDGAR
                                    FILING.]

                                       CUMULATIVE TOTAL RETURN
                        -------------------------------------------------------
                        6/94      6/95      6/96      6/97      6/98      6/99

BERNARD CHAUS, INC.      100       267       173        57        18        16
S&P 500                  100       126       159       214       279       342
S&P TEXTILES (APPAREL)   100       104       130       144       166       116

                              CERTAIN TRANSACTIONS

S. LEE KLING

     S. Lee Kling, a director of the Company, serves as Vice Chairman of an insurance broker, Willis Corroon, from which the Company obtains various insurance policies (i.e., travel, directors and officers liability, and life insurance). In addition, a son of Mr. Kling is employed by Willis Corroon. The total aggregate premium payments paid to Willis Corroon in respect of such insurance during fiscal 1999 were approximately $242,000.


                              SELECTION OF AUDITORS

     The Board of Directors, upon the recommendation of the Audit Committee, has appointed Deloitte & Touche LLP, independent auditors, as the Company's auditors for the fiscal year ending June 30, 2000. Deloitte & Touche has served as the Company's independent auditors since June 10, 1994. Although stockholder ratification of the selection of Deloitte & Touche LLP is not required, the Board considers it desirable for stockholders to pass upon the selection of auditors.

     It is expected that one or more representatives of Deloitte & Touche LLP will be present at the meeting and will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions of stockholders.

     The Board of Directors recommends a vote for the ratification of the appointment of the auditors. Each proxy received will be voted for the ratification of the appointment of the auditors unless otherwise specified in the proxy.

     Josephine Chaus possesses the power to vote more than 50% of the outstanding shares of the Common Stock. Accordingly, the affirmative vote of Josephine Chaus is sufficient to ratify the appointment of the auditors. Josephine Chaus has advised the Company that she intends to vote all of her shares in favor of such ratification of the appointment.

                        PROPOSALS FOR NEXT YEAR'S MEETING

     Any proposal by a stockholder who intends to be present at the next Annual Meeting of Stockholders must be received by the Company at its offices at 800 Secaucus Road, Secaucus, New Jersey 07094 for inclusion in its proxy statement and form of proxy relating to that Annual Meeting no later than June 17, 2000. Such proposals should be sent to the Secretary of the Company by certified mail, return receipt requested. A proxy will confer discretionary authority to management of the Company to vote on any matter other than matters for which the Company received notice by a stockholder prior to September 5, 2000; provided, however, that if the 2000 Annual Meeting of Stockholders is held prior to October 18, 2000, the Company will notify the stockholders of a revised date for submitting notice to the Company.


                                  MISCELLANEOUS

     The Board of Directors of the Company does not intend to present, and does not have any reason to believe that others intend to present, any matter of business at the meeting other than as set forth in the accompanying Notice of Annual Meeting of Stockholders. However, if other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote any proxies in accordance with their judgment.

     The Company will bear the cost of preparing, assembling and mailing the enclosed form of proxy, this Proxy Statement and other material which may be sent to stockholders in connection with this solicitation. The Board of Directors may use the services of the Company's directors, officers and other regular employees to solicit proxies. The Company may reimburse persons holding shares in their names or in the names of nominees for their expenses in sending proxies and proxy material to their principals.

     Copies of the 1999 Annual Report to Stockholders, including financial statements for the fiscal year ended June 30, 1999, are being mailed to the stockholders prior to or simultaneously with this Proxy Statement.

     THE COMPANY WILL PROVIDE A COPY OF ITS ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION (FORM 10-K) FOR THE FISCAL YEAR ENDED JUNE 30, 1999 TO EACH STOCKHOLDER WITHOUT CHARGE (OTHER THAN A REASONABLE CHARGE FOR ANY EXHIBIT REQUESTED) UPON WRITTEN REQUEST TO:

     Bernard Chaus, Inc.
     800 Secaucus Road
     Secaucus, New Jersey 07094
         Attention:   Stuart S. Levy
                      Chief Financial Officer and
                      Secretary